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                                                                       Exhibit 5
                            MORRISON & FOERSTER LLP
                               New York, New York

                                January 5, 1999

EarthWeb Inc.
3 Park Avenue
New York, NY  10016

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 executed by you on January 5, 1999 and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 534,000 shares of your common stock, $.01 par value (the "Common Stock"), which will be issuable under the 1998 Stock Incentive Plan and the 1998 Employee Stock Purchase Plan (the "Plans").

     As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the shares of Common Stock under the Plans (the "Plan Shares") and such documents as we have deemed necessary to render this opinion.

     Based upon the foregoing, it is our opinion that the Plan Shares, when issued pursuant to the terms of the Plans, will be validly issued, fully paid and non-assessable shares of Common Stock.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              MORRISON & FOERSTER LLP